Contacts:
Phil McDermott	Jason Golz, Quynh Nguyen
CFO	Investor Relations
AltiGen Communications	Financial Dynamics
510-252-9712	415-439-4532
pmcdermott@altigen.com	jgolz@fd-us.com

ALTIGEN ANNOUNCES STOCK REPURCHASE PROGRAM

Fremont, California - November 19, 2007 - AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems, today announced its intention to repurchase up to $2,000,000 of its common stock in the open market. The repurchases will be made from time to time through November 18, 2007 at the Company’s discretion depending on factors such as AltiGen’s stock price, general business and market conditions, and other investment opportunities. The repurchases will be made in block trades or in privately negotiated transactions and will be funded from available working capital. The repurchase program is effective immediately. AltiGen’s Board of Directors approved the repurchase program in view of the current price level of the company’s common stock and the company’s strong capital position. Gilbert Hu, AltiGen’s President and Chief Executive Officer, stated: “We believe that the Company’s stock is undervalued and this repurchase program reflects our commitment to enhance stockholder value.”

About AltiGen Communications

AltiGen Communications, Inc. (Nasdaq: ATGN) is a leading manufacturer of VoIP telephony solutions. The company designs, manufactures and markets advanced, IP-PBX telephone systems and IP call centers that leverage both the Internet and the public telephone network. These products enable an array of applications that take advantage of the convergence of voice and data communications to achieve superior business results.  AltiGen Communications products are available from independent authorized resellers and strategic partners. AltiGen's AltiServ™ family of telephony solutions has been recognized for excellence with more than 40 industry awards since 1996.   Focused on the small to mid sized and multi-site businesses, AltiGen customers benefit from integrated solutions that protect their existing investments, while providing new ways to be more competitive, productive and to save money.  AltiGen is a Microsoft® Certified Gold ISV Partner.

For more information, call 1-888-ALTIGEN or visit the Web site at www.altigen.com .